Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS SECOND-QUARTER 2010 RESULTS

BENTON HARBOR, Mich., July 20, 2010 — Whirlpool Corporation (NYSE: WHR) announced today that second-quarter net earnings rose 163 percent to $205 million, or $2.64 per diluted share, compared to $78 million, or $1.04 per diluted share reported during the same period last year. Second-quarter adjusted diluted earnings per share1 totaled $2.82 compared to $0.94 in the prior year. Sales of $4.5 billion increased 9 percent from the $4.2 billion reported in the second quarter of 2009. Excluding the impact of foreign exchange translation, the company’s second-quarter sales increased approximately 6 percent.

Second-quarter operating profit totaled $331 million compared with $134 million in the prior year. Results were favorably impacted by cost reduction and productivity initiatives, global unit volume growth and increased monetization of certain tax credits. These favorable factors were partially offset by higher material and oil-related costs and lower product price/mix. Second-quarter adjusted operating profit2 totaled $298 million compared to $123 million in the prior year.

“We made strong progress towards our long-term value creation goals during the second quarter,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “Global unit volume growth combined with our ongoing productivity improvements enabled us to expand our operating margins and accelerate profitable growth.”

During the six months ended June 30, 2010, the company reported cash flow from operations of $170 million. On a year-to-date basis, Whirlpool Corporation generated free cash flow3 of $(88) million compared with $(197) million in the prior year.

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America

Second-quarter sales of $2.5 billion increased 6 percent from the prior year. Excluding the impact of foreign exchange translation, second-quarter sales increased approximately 4 percent. North America unit shipments increased 7 percent. U.S. industry unit shipments of major appliances (T7)4 increased 12 percent during the second quarter.

The North America region reported operating profit of $200 million compared to $120 million in the previous year. Second-quarter 2010 results included a $33 million curtailment gain related to post-retirement benefits. Second-quarter 2010 adjusted operating profit for the North America region totaled $167 million compared to $120 million in the prior year. The improvement was primarily the result of cost reduction, productivity initiatives and increased sales volume. These factors were partially offset by lower year-over-year product price/mix and higher material and oil-related costs.

Based on the current economic outlook, the company expects full-year 2010 U.S. industry unit shipments to increase approximately 5 percent compared to the previous expectation of a 3 percent to 5 percent increase.

Whirlpool Europe

Whirlpool Europe reported second-quarter sales of $739 million, a 6 percent decrease from the prior year. Excluding the effects of currency, sales were approximately equal to the prior year. Overall industry unit demand during the quarter increased approximately 1 percent compared with the prior year.

The region reported an operating profit of $20 million during the second quarter compared to an operating loss of $12 million in the previous year. The year-over-year improvement was primarily the result of cost reduction and productivity initiatives.

The company continues to expect full-year 2010 industry unit shipments to be approximately equal to 2009 levels.

Whirlpool Latin America

Whirlpool Latin America reported second-quarter net sales of $1.0 billion, an increase of 24 percent from the prior year. Excluding currency translation, sales increased approximately 13 percent.

Operating profit totaled $165 million in the second quarter compared with $75 million in the prior year. The improvement in profitability is primarily related to cost reduction and productivity initiatives, increased monetization of certain tax credits and favorable price/mix. During the second quarter of 2009, the region recorded an $11 million benefit related to refundable energy surcharge credits which did not recur during 2010.

The company continues to anticipate full-year 2010 Brazilian appliance shipments will increase approximately 10 percent.

Whirlpool Asia

Whirlpool Asia reported second-quarter sales of $263 million, increasing 43 percent from the prior year. Excluding the impact of currency, sales increased 34 percent. Operating profit during the quarter totaled $15 million, an increase of $4 million from the prior year. The year-over-year increase in operating profit was mainly attributable to higher unit volumes and was partially offset by higher material and oil-related costs.

The company continues to anticipate full-year 2010 industry unit shipments in Asia to increase 5 percent to 8 percent.

Outlook

For the full-year 2010, Whirlpool Corporation expects earnings per diluted share between $9.00 and $9.50 compared to its previous outlook of $8.00 to $8.50. For the full year, the company expects to generate free cash flow3 of approximately $550 million to $650 million compared to its previous outlook of $500 million to $600 million. The company’s earnings and free cash flow projections are based upon current economic forecasts and business plans.

“We have made strong progress toward our key operating priorities in 2010,” said Fettig. “While we continue to expect general economic conditions to remain volatile, we have put actions in place to position the company to effectively manage through these challenges. With continued strong execution throughout our global operations, we expect to deliver a record year of earnings per share in this fragile global economic environment.”

(1)	A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to reported operating profit and other important information, appears on page 12-13.
(2)	A reconciliation of adjusted operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on pages 12-14.
(3)	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 15.
(4)	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

SECOND-QUARTER 2010 PRODUCT LAUNCHES

•	Whirlpool North America Region launched:

•	The Maytag brand Bravos X, a high efficiency, top-load laundry pair with optimal performance.

•

A Whirlpool brand side-by-side refrigerator with MicroEtch Spill Control Shelves, which prevent leaks and make it easier to clean the refrigerator than ever before. The MicroEtch technology eliminates the frames around each shelf to create wall-to-wall storage, offering 25 percent more usable shelf space than other Whirlpool side-by-side models — the most in the industry among leading brand side-by-side refrigerators.

•	The Maytag brand Performance Series 2000, a front-load laundry pair with more cleaning power to remove tough stains.

•

The Amana Green Tea refrigerator in a metallic green color with leaf etching. The refrigerator features adjustable Spillsaver glass shelves, adjustable door bins and gallon door storage. The refrigerator also offers an ice-maker and wine rack.

•	KitchenAid brand electric and gas downdraft cooktops. The downdraft cooktops eliminate the need for a hood and provide flexible placement options on kitchen islands or peninsulas.

•	Whirlpool Europe Region launched:

•

The Whirlpool brand side-by-side refrigerator featuring asymmetrical fully flushed handles, glass panels, and modern color options that include Glass White, Dark Mirror, Frozen White, Anthracite and Bronze Glass.

•	The Whirlpool brand Carisma front-load washing machine with the innovative Dosing Recommendation option. This option shows consumers exactly how much detergent is needed for a wash cycle.

•	The Bauknecht brand KULT side-by-side refrigerator / freezer combination featuring modern design with a sophisticated high-gloss finish in black or white, flush handles and high-quality details.

•

The Bauknecht brand EcoStyle dishwasher with PowerCleanMax featuring 24 rotating spray jets to help remove stubborn, dried-on food from pots and pans. The dishwasher offers Green Intelligence sensor technology that reduces energy, water and time consumption by up to 50 percent.

•

The KitchenAid brand Chef Touch cooking system for home use, a cooking system that previously was available only for commercial use by top-rated restaurants around the world. The Chef Touch system features three different products: the vacuum-sealing system; the steam-assist oven; and the blast chiller.

•	Whirlpool Latin America Region launched:

•

The Brastemp brand New Clean refrigerator offering a trend-setting inset handle. The product also offers external electronic control, large freezer capacity, a fast-freezing compartment for freezing food in less time, and a removable fruit rack.

•

The Brastemp brand wine cooler. The all black, small capacity wine cooler offers a modern design and features that allow temperature control in a single touch and without opening the door. It also features internal LED lighting and a glass door.

•

The Brastemp brand has just launched the Single Inox microwave designed for a single-person household with limited space. The microwave offers a stylish design, fits almost anywhere, and boasts a small exterior and big interior.

•	Whirlpool Asia Region launched:

•

A Whirlpool brand three-door refrigerator in China featuring a middle door compartment that can serve as either a refrigerator or a freezer. The refrigerator also features an energy efficient compressor and wider doors with a two-tone design.

SECOND-QUARTER 2010 AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation was named one of the 100 Most Trustworthy Companies in America by Forbes magazine and Audit Integrity. The companies making the list have consistently demonstrated accurate, transparent and conservative accounting practices and solid corporate governance and management.

•

Whirlpool Corporation was named one of the Top 25 Most Respected U.S. Companies by Forbes magazine and the Reputation Institute. This is the third consecutive year Whirlpool Corporation has been named to the Most Respected Companies list.

•	Two of Whirlpool Corporation’s new regional distribution centers were awarded Gold LEED Certification and another two were awarded LEED Certification by the U.S. Green Building Council.

•

Whirlpool of India was named one of India’s Best Companies to Work for 2010, ranking 15th in the list of the Top 50 companies. In addition, Whirlpool of India was named No. 1 as India’s Best Company for Leadership Development.

•	Whirlpool Latin America received the Modern Consumer Excellency Award for Customer Service, for the seventh time, from Consumidor Moderno (Modern Consumer) magazine in the Home Appliance category.

•

In Brazil, Embraco, Whirlpool Corporation’s compressor and cooling solutions business, received the Professor Caspar Erich Stemmer Award for Innovation in Santa Catarina, ranking No. 1 in the Innovative Company of Large/Medium Size category.

•

Whirlpool brand was the winner in the KBCulture Awards’ laundry category for the Vantage laundry pair for its innovation and aesthetic design. Maytag brand was a finalist in the laundry category for the Performance Series laundry pair for its innovative cycle options.

•

Whirlpool Hungary won the prestigious Superbrands awards, for the sixth consecutive year, and Business Superbrands award, for the second consecutive year, in 2010. Award winners are determined based on branding, communication, sales, consumer approach and Corporate Social Responsibility activities in the global and local market environment.

•	In Europe, the Bauknecht brand KULT built-in oven received the prestigious 2010 Red Dot: Product Design Award. The Whirlpool brand Glamour oven won an Honorable Mention.

•

Fourteen Bauknecht products were recognized by the Plus X Awards, including four products being named Best Product of the Year 2010. For the second year in a row, the Bauknecht brand was selected by the Plus X judges as this year’s Most Innovative Brand.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $17 billion in 2009, 67,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) product liability and product recall costs; (7) litigation and legal compliance risks; (8) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (9) inventory and other asset risk; (10) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (11) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (12) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and other postretirement benefit plans; (13) Whirlpool’s ability to obtain and protect intellectual property rights; (14) information technology system failures and data security breaches (15) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (16) the effects of governmental investigations or related actions by third parties; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment, including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30

(Millions of dollars, except per share data)

	Three Months Ended		Six Months Ended
	2010	2009	2010	2009
Net sales	$4,534	$4,169	$8,806	$7,738
Expenses
Cost of products sold	3,773	3,615	7,406	6,660
Selling, general and administrative	401	390	772	717
Intangible amortization	7	7	14	14
Restructuring costs	22	23	42	47

Operating profit	331	134	572	300

Other income (expense)
Interest and sundry income (expense)	(69)	(12)	(81)	(59)
Interest expense	(55)	(58)	(113)	(120)

Earnings before income taxes and other items	207	64	378	121
Income tax benefit	(8)	(22)	(11)	(38)

Net earnings	215	86	389	159
Less: Net earnings available to noncontrolling interests	(10)	(8)	(20)	(13)

Net earnings available to Whirlpool common stockholders	$205	$78	$369	$146

Per share of common stock
Basic net earnings available to Whirlpool common stockholders	$2.69	$1.05	$4.87	$1.96

Diluted net earnings available to Whirlpool common stockholders	$2.64	$1.04	$4.78	$1.95

Dividends	$0.43	$0.43	$0.86	$0.86

Weighted-average shares outstanding (in millions)
Basic	76.2	74.5	75.8	74.3
Diluted	77.7	75.0	77.3	74.9

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars, except share data)

	(Unaudited) June 30, 2010	December 31, 2009
Assets
Current assets
Cash and equivalents	$850	$1,380
Accounts receivable, net of allowance for uncollectible accounts of $64 and $76 at June 30, 2010 and December 31, 2009, respectively	2,382	2,500
Inventories	2,676	2,197
Deferred income taxes	253	295
Other current assets	700	653

Total current assets	6,861	7,025

Other assets
Goodwill	1,729	1,729
Other intangibles, net of accumulated amortization of $145 and $132 at June 30, 2010 and December 31, 2009, respectively	1,777	1,796
Other assets	1,395	1,427

Total other assets	4,901	4,952

Property, plant and equipment
Land	71	77
Buildings	1,168	1,207
Machinery and equipment	7,978	8,193
Accumulated depreciation	(6,247)	(6,360)

Total property, plant and equipment, net	2,970	3,117

Total assets	$14,732	$15,094

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,499	$3,308
Accrued expenses	626	632
Accrued advertising and promotions	351	475
Employee compensation	410	501
Notes payable	22	23
Current maturities of long-term debt	310	378
Other current liabilities	687	624

Total current liabilities	5,905	5,941

Noncurrent liabilities
Long-term debt	2,195	2,502
Pension benefits	1,519	1,557
Postretirement benefits	697	693
Other liabilities	625	641

Total noncurrent liabilities	5,036	5,393

Commitments and contingencies

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 106 million and 105 million shares issued at June 30, 2010 and December 31, 2009, respectively, 76 million and 75 million shares outstanding at June 30, 2010 and December 31, 2009, respectively	106	105
Additional paid-in capital	2,144	2,067
Retained earnings	4,496	4,193
Accumulated other comprehensive income (loss)	(1,224)	(868)
Treasury stock, 30 million shares at June 30, 2010 and December 31, 2009	(1,823)	(1,833)

Total Whirlpool stockholders’ equity	3,699	3,664

Noncontrolling interests	92	96

Total stockholders’ equity	3,791	3,760

Total liabilities and stockholders’ equity	$14,732	$15,094

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

SIX MONTHS ENDED JUNE 30

(Millions of dollars)

	2010	2009
Operating activities
Net earnings	$389	$159
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	273	258
Curtailment gain	(62)	(92)
Decrease in LIFO inventory reserve	(7)	(10)
Loss (gain) on disposition of assets	1	(8)
Changes in assets and liabilities:
Accounts receivable	(2)	(167)
Inventories	(577)	203
Accounts payable	331	(234)
Restructuring charges, net of cash paid	(14)	(39)
Taxes deferred and payable, net	(47)	(46)
Accrued pension	(9)	(17)
Employee compensation	(53)	66
Other	(53)	(77)

Cash provided by (used in) operating activities	170	(4)

Investing activities
Capital expenditures	(267)	(229)
Investment in related businesses	(18)	(12)
Proceeds from sale of assets	9	36

Cash used in investing activities	(276)	(205)

Financing activities
Repayments of long-term debt	(372)	(202)
Common stock issued	72	—
Dividends paid	(66)	(63)
Purchase of noncontrolling interest shares	(12)	—
Net proceeds (repayments) from short-term borrowings	2	(294)
Proceeds from borrowings of long-term debt	—	850
Other	(4)	—

Cash (used in) provided by financing activities	(380)	291

Effect of exchange rate changes on cash and equivalents	(44)	19

(Decrease) increase in cash and equivalents	(530)	101
Cash and equivalents at beginning of period	1,380	146

Cash and equivalents at end of period	$850	$247

SUPPLEMENTAL INFORMATION - CONSOLIDATED CONDENSED STATEMENTS OF INCOME

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions of dollars except per share data)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including adjusted operating profit, adjusted earnings before income taxes and other items (hereafter referred to as “adjusted earnings before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes and other items, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended June 30, 2010.

	Three-Months Ended June 30, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share

Reported GAAP Measure	$331	$207	$2.64

Brazilian Collection Dispute Accrual (a)	—	53	0.45

OPEB curtailment gain (b)	(33)	(33)	(0.27)

Adjusted Non-GAAP measure	$298	$227	$2.82

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended June 30, 2009.

	Three-Months Ended June 30, 2009
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share

Reported GAAP Measure	$134	$64	$1.04

Refundable Energy Surcharge (c)	(11)	(11)	(0.10)

Adjusted Non-GAAP measure	$123	$53	$0.94

Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended June 30, 2010.

	Three-Months Ended June 30, 2010
	Segment Operating Profit	Postretirement Benefit Plan Change (b)	Adjusted Segment Operating Profit

North America	$200	$(33)	$167

Europe	20	—	20

Latin America	165	—	165

Asia	15	—	15

Other/Eliminations	(69)	—	(69)

Total Whirlpool	$331	$(33)	$298

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended June 30, 2009.

	Three-Months Ended June 30, 2009
	Segment Operating Profit	Refundable Energy Surcharge (c)	Adjusted Segment Operating Profit

North America	$120	$—	$120

Europe	(12)	—	(12)

Latin America	75	(11)	64

Asia	11	—	11

Other/Eliminations	(60)	—	(60)

Total Whirlpool	$134	$(11)	$123

Adjusted Diluted Earnings Per Share (2010 Outlook)

The reconciliation provided below reconciles projected 2010 adjusted diluted earnings per share with projected 2010 diluted earnings per share available to Whirlpool common stockholders, the most directly comparable GAAP financial measure:

2010 Outlook

Diluted earnings per share	$ 9.00 - 9.50

Brazilian Collection Dispute Accrual (a)	0.45

Product Recall (d)	0.61

OPEB curtailment gain (e)	(0.50)

Adjusted Non-GAAP measure	$9.56 - 10.06

(a)	During the June 2010 quarter, we recognized an expense of $53 million related to a previously disclosed legal action pertaining to a Brazilian collection dispute. The diluted earnings per share impact is calculated based on an income tax impact of approximately $18 million.
(b)	During the June 2010 quarter we recognized a curtailment gain of $33 million related to a retiree healthcare plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $12 million.
(c)	During the June 2009 quarter, we had credits in the amount of $11 million related to refundable energy surcharges. The diluted earnings per share impact is calculated based on an income tax impact of approximately $4 million.
(d)	During the March 2010 quarter, we accrued $75 million to cover the estimated product recall costs of the action to address a supplier-related quality issue. The diluted earnings per share impact is calculated based on an income tax impact of approximately $28 million.
(e)	During the March 2010 quarter and June 2010 quarter we recognized curtailment gains of $62 million related to a retiree healthcare plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $23 million.

Free Cash Flow (Actual and 2010 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles actual 2010 and 2009 and projected 2010 free cash flow with actual and projected cash (used in)/provided by operating activities, the most directly comparable GAAP financial measure.

	Six Months Ended June 30, 2010
(millions of dollars)	2010	2009	2010 Outlook

Cash provided by / (used in) operating activities	$170	$(4)	$1,115 - 1,225

Capital expenditures	(267)	(229)	(575) - (625)

Proceeds from sale of assets	9	36	10 - 50

Free Cash Flow	$(88)	$(197)	$550 - 650